Exhibit 99.2

Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT, INC. COMPLETES ACQUISITION OF UNIVERSAL RECYCLING, INC.
Assets Complement Metal Management’s Already Strong Presence in the Midwest
CHICAGO, IL – August 2, 2007 – Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced that it has completed the acquisition of substantially all of the assets of privately held Universal Recycling, Inc. Terms of the transaction were not disclosed.
Universal Recycling is a full service scrap processing firm, specializing in demolition, roll off boxes and mobile crane service. Through its three operating facilities in Gary, Chesterton, and La Porte, Indiana, Universal Recycling handles approximately 80,000 tons of ferrous metals and 10 million pounds of nonferrous metals each year.
“Universal Recycling is a great addition to our already strong presence in the Midwest region,” said Daniel W. Dienst, Chairman, President and Chief Executive Officer of Metal Management. “We expect that this acquisition will be immediately accretive to Metal Management’s earnings per share and will provide us with three additional facilities in Northern Indiana from which to collect scrap metal and better serve our consumers.”
“Though the financial and strategic benefits of this transaction are compelling, most important is that the managers and all of the talented employees of Universal Recycling share our values and will fit seamlessly into the Metal Management culture of integrity, safety and environmental responsibility,” Mr. Dienst added. “We want to welcome everyone at Universal Recycling to the Metal Management family.”
The acquisition is being funded from borrowings under the company’s line of credit.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 53 recycling facilities in 17 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.
Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2007, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, adequate source of supply, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives and under funded defined benefit pension plans.
Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew B. Siegel / James H. Golden
Metal Management, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449